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                                                                   EXHIBIT 11.01

                       EARNINGS PER SHARE CALCULATION OF
                              IWC SERVICES, INC.
                         (a wholly-owned subsidiary of
                Boots & Coots International Well Control, Inc.)


                                                         Days       Weighted
                                        Shares       Outstanding     Shares
                                        ------       -----------    --------
Balance June 30, 1996                  11,500,000        365       11,500,000
Common shares issued 12/17/96             483,000        195          258,041
Common shares issued 3/1/97               460,000        121          152,493
Common shares issued 4/25/97              686,368         66          124,110
Common shares issued 5/7/97             1,058,000         54          156,527
                                       ----------                  ----------
Balance June 30, 1997                  14,187,368                  12,191,171
                                       ==========                  ==========
Shares outstanding at June 30, 1977    14,187,368        184       14,187,368
Common shares issued 7/29/97            2,747,607        154        2,299,628
Common shares issued 9/12/97            3,866,666        110        2,311,594
Common shares issued 9/18/97            7,475,000        104        4,225,000
Common shares issued 9/22/97              300,000        100          163,043
Common shares issued 10/3/97            1,387,440         89          671,099
Common shares issued 11/4/97               11,580         57            3,587
Common shares issued 12/9/97               23,000         22            2,750
                                       ----------                  ----------
                                       29,998,661                  23,864,069
                                       ==========                  ==========